INSTRUCTIONS FOR USE OF

GLYECO, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK,

 OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by GlyEco, Inc., a Nevada corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $0.0001 per share (the “Common Stock”), as described in the Company’s Prospectus, dated June [__], 2017 (the “Prospectus”). Record Holders of Common Stock at the close of business on June 16, 2017 (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). An aggregate of 40,000,000 Underlying Shares are being offered by the Prospectus. Each Record Holder will receive one (1) Right for every one (1) share of Common Stock owned of record as of the Record Date, subject to adjustments to eliminate fractional Rights.

The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on [___], 20171, unless extended in the sole discretion of the Company (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by Olde Monmouth Stock Transfer Co., Inc. (the “Rights Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Company may extend the Expiration Date by giving oral or written notice to the Rights Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).

Each whole Right allows the holder thereof to subscribe for 0.3067 of a share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $0.08 per share (the “Subscription Price”). Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded down to the nearest whole number. As an example, if you owned 100 shares of Common Stock as of the Record Date, you would receive 100 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 30 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege.

In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same Subscription Price of $0.08 per share, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other holders of Rights under their Basic Subscription Privileges as of 5:00 p.m., New York City time, on the Expiration Date (the “Excess Shares”). “Pro rata” means in proportion to the number of shares of Common Stock that all holders of Rights who have fully exercised their Basic Subscription Privileges on their Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege. Each holder of Rights may exercise his Over-Subscription Privilege only if he exercised his Rights under the Basic Subscription Privilege in full and other holders of Rights do not exercise their Rights under the Basic Subscription Privilege in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of Underlying Shares available under their Basic Subscription Privilege. See “The Rights Offering—Oversubscription Rights” in the Prospectus.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Rights Agent in the envelope provided pursuant to the procedures described in the Prospectus.

1  A date that is four weeks from the date of effectiveness of the registration statement.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CERTIFIED OR CASHIER’S CHECK DRAWN UPON A UNITED STATES BANK OR BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS, MUST BE ACTUALLY RECEIVED BY THE RIGHTS AGENT ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Rights.

To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Rights Agent so that it will be actually received by the Rights Agent on or prior to 5:00 p.m., New York City time, on the Expiration Date. Payment of the Subscription Price for the Over-Subscription Privilege will be held in a segregated account to be maintained by the Rights Agent until shares of Common Stock are issued upon the expiration of the Rights Offering and after all pro rata allocations and adjustments have been completed. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by cashier’s or certified check drawn upon a United States bank payable to Olde Monmouth Stock Transfer Co., Inc., as Rights Agent, or by wire transfer of immediately available funds, to the subscription account maintained by the Rights Agent at [Two River Community Bank, ABA # 021213465, Acct. # 0411103838, Olde Monmouth Stock Transfer Co., Inc. For Further Credit to GlyEco, Inc. Sub-Account #1022A (Basic Subscriptions) or GlyEco, Inc. Sub-Account #1022B] (Over Subscriptions). Please reference your Subscription Rights Certificate number on your check. Payments will be deemed to have been received by the Rights Agent only upon receipt by the Rights Agent of a cashier’s or certified check drawn upon a United States bank or a wire transfer of immediately available funds.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Rights Agent by hand, mail or overnight at the following addresses:

Olde Monmouth Stock Transfer Co., Inc. 200 Memorial Parkway Atlantic Highlands, NJ 07716 Phone: (732) 872-2727

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising rights or require additional copies of relevant documents, please contact Olde Monmouth Stock Transfer Co., Inc. (the “Rights Agent”) at (732) 872-2727.

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Rights Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege in proportion to such owners’ request of Rights pursuant to the Over-Subscription Privilege.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised your subscription rights under the Basic Subscription Privilege to purchase Underlying Shares to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have indicated an intention to subscribe, then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.

2.	Issuance of Common Stock.

Following the receipt of a properly completed and executed Subscription Rights Certificate, together with the payment of the Subscription Price for each Underlying Share subscribed for, and promptly after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account:

a.	Basic Subscription Privilege: The Rights Agent will deliver to each exercising Rights holder the number of shares of Common Stock purchased pursuant to the Basic Subscription Privilege. See “The Rights Offering—Basic Subscription Rights” in the Prospectus.

b.	Over-Subscription Privilege: The Rights Agent will deliver to each Rights holder who validly exercises the Over-Subscription Privilege the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering—Over-Subscription Privilege” in the Prospectus.

c.	Excess Cash Payments: The Rights Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering—Over-Subscription Privilege” in the Prospectus.

3.	Sale, Transfer, or Assignment of Rights.

Rights may not be sold, transferred, or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

4.	Commissions, Fees, and Expenses.

The Company will pay all fees and expenses of the Rights Agent related to their acting in such roles in connection with the Rights Offering. The Company has also agreed to indemnify the Rights Agent from certain liabilities that they may incur in connection with the Rights Offering. However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees, or expenses will be paid by the Company or the Rights Agent.

5.	Execution.

a.	Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Rights Agent in its sole and absolute discretion, must present to the Rights Agent satisfactory evidence of their authority so to act.

b.	Signature Guarantees. If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

6.	Method of Delivery to Rights Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Rights Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Rights Agent and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date.

7.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of Rights under the Basic Subscription Privilege and the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Rights Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege. See the Company’s “Letter to Stockholders Who Are Record Holders” and the “Nominee Holder Certification.”

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